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                                                                 March 17, 1999

Dear Shareholder:

  The purpose of this letter is to serve as a reminder for you to vote on the proposed merger between Youth Services International, Inc. (YSI) and Correctional Services Corporation (CSC). Please remember that your proxy must be received no later than March 30, 1999. In addition, your Board of Directors wants to remind you of its rationale of its recommendation to vote yes for the merger with CSC.

  CSC is a highly reputable publicly traded company with a juvenile justice management team that we believe is unparalleled in the industry. Therefore the merger with CSC provides a significant amount of comfort to our clients who are very selective with whom they do business and who do not like uncertainty regarding the companies with which they contract. We believe that the recent re-award to YSI of two significant contracts by customers who were fully aware of the pending merger with CSC is evidence of the high degree of comfort our customers have with CSC. (YSI was re-awarded the 350-bed Hickey School contract in Maryland and the Cypress Creek contract in Florida, which also was increased from 60 to 100 beds.)

  In addition to the strategic fit of a business combination with CSC (as outlined on page 28 of the proxy statement previously mailed to you) your board thoroughly evaluated the option of remaining a stand-alone company and rejected it for the reasons set forth on page 29 of the proxy statement.

  CSC offers YSI shareholders with the opportunity to own shares in a company that we believe has a stronger ability to grow in size and profitability. In addition, CSC offers significant potential operating efficiencies and savings from the consolidation of administrative and support functions. We firmly believe that the merger with CSC provides the greatest value to our shareholders, not only in the value of stock you receive on the day of closing but in the potential value that we believe CSC stock could achieve in the future.

  Support for the Board's recommendation can be seen in the vote of Jeff Parsons, our VP of Operations. Mr. Parsons was the CEO of Community Corrections, Inc., the Texas-based juvenile justice provider we purchased last year. Mr. Parsons, who has significant stock holdings in YSI, has provided the company with his proxy voting yes for the transaction. In addition, Institutional Shareholder Services, an independent third-party evaluator of proposals by companies, has published a report in favor of the proposal and recommending to shareholders that they vote for the merger.

  It is important for all shareholders to vote. If you do not vote it will be counted as a vote against the proposal. Please read the proxy statement, fill out the enclosed proxy card and return it for receipt prior to March 30, 1999. The Board recommends you vote in favor of the proposal. For any questions regarding voting your proxy or about the merger, please call our proxy solicitor, Corporate Investor Communications, Inc. at 1-800-346-7885.

                                          Sincerely yours,

                                          The Board of Directors of Youth
                                           Services International, Inc.